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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

  Ostendorf                          George                  J.
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   (Last)                           (First)             (Middle)

7140 West Higgins Avenue
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                                    (Street)

   Chicago                         Illinois              60656
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Hanover Capital Mortgage Holdings, Inc.
HCM

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year


August 1999
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Managing Director
          -----------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

1. Title of    2. Trans-   3. Trans-        4. Securities Acquired (A)   5. Amount of          6. Owner-       7. Nature of
   Security       action      action           or Disposed of (D)           Securities            ship            Indirect
   (Instr. 3)     Date        Code             (Instr. 3, 4 and 5)          Beneficially          Form:           Beneficial
                              (Instr. 8)                                    Owned at              Direct          Owner-
                  (Month/                                                   End of Month          (D) or          ship
                   Day/                                                                           Indirect
                   Year)                             (A) or                 (Instr. 3 and 4)      (I)
                           Code      V      Amount   (D)        Price                             (Instr. 4)      (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
   Common Stock                                                                                      D
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                     (Over)
                                                                                                              SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                            9.
                                                                                                                            Number
                                                                                                                              of
                    2.                                                                                                      Deriv-
                    Conver-                             5.                                 7.                                ative
                    sion                                Number of                          Title and Amount                  Secur-
                    or                                  Derivative       6.                of Underlying          8.         ities
                    Exer-                   4.          Securities       Date              Securities             Price       Bene-
                    cise        3.          Trans-      Acquired (A)     Exercisable and   (Instr. 3 and 4)         of      ficially
                    Price       Trans-      action      or Disposed      Expiration Date   ----------------        Deriv-    Owned
1.                  of          action      Code        of(D)            (Month/Day/Year)               Amount     ative     at End
Title of            Deriv-      Date        (Instr.     (Instr. 3,       ----------------               or         Secur-      of
Derivative          ative       (Month/     8)          4 and 5)         Date     Expira-               Number     ity        Month
Security            Secur-      Day/        ------      ------------     Exer-    tion                  of         (Instr.   (Instr.
(Instr. 3)          ity         Year)       Code   V     (A)   (D)       cisable  Date     Title        Shares      5)          4)
------------------------------------------------------------------------------------------------------------------------------------


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Rights to acquire                                                                          Common Stock 32,500             32,500
------------------------------------------------------------------------------------------------------------------------------------
Options (rights to
         acquire)                                                                          Common Stock 43,029             43,029
------------------------------------------------------------------------------------------------------------------------------------
Warrants                                                                                   Common Stock  2,800              2,800
------------------------------------------------------------------------------------------------------------------------------------
Options             4.625       8/29/99       A          35,000            *         *     Common Stock 35,000             35,000
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

  10.
  Owner-
  ship
  Form
  of
  Deriv-   11.
  ative    Nature
  Secur-   of
  ity:     In-
  Direct   direct
  (D) or   Bene-
  In-      ficial
  direct   Owner-
  (I)      ship
  (Instr.  (Instr.
  4)       4)
------------------


------------------
     D
------------------

     D
------------------
     D
------------------
     D
------------------

------------------

------------------

------------------

------------------

------------------

------------------

==================

Explanation of Responses:

* Grant of options exercisable as follows: 1/3 at 8/29/00, 1/3 at 8/29/01, 1/3 at 8/29/02 and shall expire one day less than ten years from grant date.


         /s/ George J. Ostendorf                                9/10/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)